EXHIBIT 99.3

RELOCATION EXPENSE REIMBURSEMENT AGREEMENT

This agreement, made and entered into between CMGI, Inc. (hereinafter called “Company”) and Joseph C. Lawler (hereinafter called “Employee”), as of August 23, 2004.

The Company has agreed to reimburse certain relocation expenses incurred and paid by Employee, or to pay certain relocation expenses on behalf of Employee. As part of the relocation agreement, the parties hereto agree to as follows:

Company agrees to reimburse Employee for certain relocation expenses in accordance with the Company’s Domestic Relocation Benefit Program attached hereto as Exhibit A (the “Relocation Policy”) provided that the relocation cap shall be increased to a maximum of $150,000. Employee will be required to provide receipts and documentation for relocation expenses in accordance with the Company’s regular accounting and relocation policies. For the avoidance of doubt, the covered costs under the Relocation Policy shall include brokerage fees and closing costs. Additionally, you will be provided with replacement value insurance coverage up to $150,000, the cost of which shall be subject to the foregoing cap.

Notwithstanding anything to the contrary in the Relocation Policy, Employee (i) shall not be reimbursed for personal meals during the period beginning with his first day of employment and ending when he has relocated his residence to Massachusetts (the “Relocation Period”) and (ii) agrees that he shall be reimbursed for hotel accommodations, during the Relocation Period, in an amount not to exceed $150 per day.

Employee agrees that in the event his/her employment with the Company terminates either voluntarily (other than for Good Reason) or for Cause, during the first year following his/her effective date of hire/transfer, 100% of all funds provided to the employee will be immediately repayable to the Company. Employee further agrees that in the event his/her employment with the Company terminates either voluntarily or for cause during the second year following his/her effective date of hire/transfer, 50% of the total funds provided to the employee will be immediately repayable to the Company.

The company reserves the right to hold final pay in lieu of final repayment of the amount due. Repayment must be made on or before the last day of employment with the Company.

In the event the Employee’s employment is terminated by the Company for a reason other than for Cause, as defined below, Employee’s obligations to reimburse the expenses described in this agreement shall lapse.

For purposes of this agreement, only, “Cause” and “Good Reason” shall be as defined in the Executive Severance Agreement.

Employee agrees that should he/she receive any relocation assistance, or should any relocation expenses be paid to or on behalf of Employee as stated above, and should he/she fail to join Company as expected or transfer as expected, Employee will reimburse Company for those relocation reimbursements in full within ten (10) days of the date Employee was expected to commence employment with Company or transfer locations.

The Employee agrees that the Company may deduct any relocation expenses which Employee may owe the Company from any sums the Company owes the Employee including, but not limited to, wages, bonuses, sick and vacation pay, prior to payment of such sums to the Employee. In the event the Company is required to seek legal or other process to enforce any of its rights hereunder, the Employee agrees to pay the Company’s collection costs and expenses including, without limitation, reasonable attorney’s fees and court costs.

Employees are responsible for taxes associated with payment of non-deductible relocation reimbursements including those made to a third party on the employee’s behalf, subject to his right to the tax gross-up, all within the cap of $150,000.

This agreement is not an employment contract or an agreement for a term of employment. Nothing is this agreement shall modify the Employee’s status as an employee-at-will. Accordingly, either Employee or Company may terminate the employment relationship at any time with or without cause. The parties have executed this Agreement as of the day stated in paragraph one on the preceding page.

CMGI, INC.	EMPLOYEE

/s/ Thomas Oberdorf	/s/ Joseph Lawler
Name	Name

CFO
Job Title	Social Security Number

8/23/04	8-23-04
Date	Date

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